UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2010

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, Suite 1500

Stamford, CT 06901

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 328-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2010, Harman International Industries, Incorporated (“Harman”) and its wholly owned subsidiary, Harman Holding GmbH & Co. KG (“GmbH” and, together with Harman, the “Sellers”), entered into a Share Purchase Agreement (the “Purchase Agreement”), with Research In Motion Corporation and 2236008 Ontario Inc. (collectively, the “Buyers”) and Research In Motion Limited (the “Guarantor”). Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Sellers have agreed to sell to the Buyers, and the Buyers have agreed to purchase from the Sellers, all of the issued and outstanding shares of QNX Software Systems Co., QNX Software (Wavemakers) Inc. and QNX Software Systems, Inc. (collectively, the “QNX Entities”), for $200 million in cash. The purchase price is subject to adjustment based on the working capital of the QNX Entities as of the closing of the transaction contemplated by the Purchase Agreement (the “Closing”). The Closing is subject to certain regulatory approvals and other customary closing conditions.

The Sellers and the Buyers have made customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants by the Sellers to (i) cause the QNX Entities to operate in the ordinary course of business between the execution of the Purchase Agreement and the Closing and not to engage in certain kinds of transactions or take certain actions during such period and (ii) not to solicit alternative acquisition proposals relating to the QNX Entities. The parties have also agreed to enter into an agreement at Closing providing that they will not, subject to certain customary exceptions, hire or solicit for hire any employees of the other party for 36 months following the Closing. The Purchase Agreement also contains certain termination rights for the Buyers and the Sellers and provides that each party will be indemnified for breaches of representations and warranties and non-performance of covenants, and that Buyers will be indemnified for certain copyright infringement claims, in each case subject to specified limitations set forth in the Purchase Agreement.

The Guarantor has agreed in the Purchase Agreement to unconditionally and irrevocably guarantee the full and punctual performance by the Buyers of their covenants and agreements set forth in the Purchase Agreement, including the payment of the purchase price.

In connection with the Purchase Agreement, the Sellers have agreed to provide certain support services to the QNX Entities for a limited period of time following the Closing.

The foregoing description of the Purchase Agreement is only a summary and does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The Purchase Agreement and the summary above have been included to provide investors and security holders with information regarding the terms of the Purchase Agreement. They are not intended to provide any other factual information about the Sellers, the QNX Entities, the Buyers or their respective subsidiaries and affiliates. The Purchase Agreement contains representations, warranties and covenants of the Sellers, on the one hand, and the Buyers, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties and the obligations embodied in those covenants are subject to contractual standards of knowledge and materiality and/or are modified or qualified by information in the confidential disclosure schedules delivered to the Buyers. Moreover, the representations and warranties in the Purchase Agreement are made as of a specified date and are a tool for allocating risk between the parties. Business and operational information regarding Harman and its affiliates is available in the reports, statements and other filings Harman makes with the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

10.1	Share Purchase Agreement, dated as of April 9, 2010, among Harman International Industries, Incorporated, Harman Holding GmbH & Co. KG, Research In Motion Corporation, 2236008 Ontario Inc. and Research In Motion Limited (schedules omitted pursuant to Regulation S-K, Item 601(b)(2); Harman agrees to furnish a copy of such omitted schedules to the Securities and Exchange Commission upon request. The descriptions of such omitted schedules are contained within the Share Purchase Agreement).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/S/ TODD A. SUKO
Todd A. Suko
Vice President, General Counsel and Secretary

Date: April 13, 2010